NEWS RELEASE — For Immediate Release
Visteon announces share repurchase program
VAN BUREN TOWNSHIP, Mich., Dec. 12, 2007 — Visteon Corporation (NYSE:VC) today announced that its board of directors has authorized a share repurchase program of up to 2 million shares of its common stock, which may be repurchased over the next 24 months. Shares repurchased through the program will be used solely to fund ongoing employee compensation and benefit plan obligations.
Purchases under the program will be funded from Visteon’s existing cash balance. Repurchases under the program may be made through open market purchases or privately negotiated transactions in accordance with applicable federal securities laws. The timing, amount, manner and price of repurchases, if any, will be determined by Visteon, at its discretion, and will depend upon, among other things, the stock price, economic and market conditions and such other factors as Visteon considers appropriate. The program may be extended, suspended or discontinued at any time, without notice.
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has facilities in 26 countries and employs approximately 43,000 people.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; work stoppages at our customers; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages; our ability to timely implement, and realize the anticipated benefits of restructuring and other cost-reduction initiatives, including our multi-year improvement plan, and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the effects of reorganization and/or restructuring plans announced by our customers; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; as well as those factors identified in our filings with the SEC (including our Annual Report on

Contact(s):
Media Inquiries	Investor Inquiries	Visteon Corporation
Jim Fisher	Derek Fiebig	One Village Center Drive
734-710-5557	734-710-5800	Van Buren Twp., Mich., 48111
Jfishe89@visteon.com	dfiebig@visteon.com

Form 10-K for the fiscal year ended Dec. 31, 2006). We assume no obligation to update these forward-looking statements.
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are available at www.visteon.com

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